UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 10, 2013

CAMAC ENERGY INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34525	30-0349798
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1330 Post Oak Blvd., Suite 2250, Houston, Texas 77056

(Address of principal executive offices) (Zip Code)

(713) 797-2940

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Definitive Material Agreement

Amendment to Promissory Note and Guaranty Agreement

As previously reported, on June 6, 2011, CAMAC Petroleum Limited (“CPL”), a wholly owned subsidiary of CAMAC Energy Inc. (the “Company”), executed a Promissory Note (as heretofore amended, the “Promissory Note”) in favor of Allied Energy Plc (the “Lender”). Under the terms of the Promissory Note, the Lender agreed to make loans to CPL, from time to time and pursuant to requests by CPL, in an aggregate sum of up to $25 million. CPL may prepay and reborrow all or a portion of such amount, but any unpaid aggregate outstanding principal amount of all loans will mature on July 15, 2014. The proceeds of the loans were only to be used to pay final, undisputed invoices for the workover of the oil well known as “Oyo #5” located in the deepwater oilfield known as the “Oyo Field” when such invoices are due and payable. Interest accrues on outstanding principal under the Promissory Note at a rate of LIBOR plus 2% per annum.

Also as previously reported, pursuant to the Promissory Note and as a condition to the obligations of the Lender to perform under the Promissory Note, on June 6, 2011, the Company, as direct parent of CPL, executed a Guaranty Agreement (“Guaranty Agreement”) in favor of the Lender. Under the Guaranty Agreement, the Company irrevocably, unconditionally and absolutely guarantees all of CPL’s obligations under the Promissory Note.

On September 10, 2013, the Company and the Lender amended the Promissory Note and the Guaranty (a) to add the Company as a borrower, (b) to allow for borrowings of up to $10 million for general corporate purposes, and (c) to pledge the stock of the subsidiary of CEI that holds the exploration licenses in Gambia and Kenya as collateral pursuant to an equitable share mortgage arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAMAC Energy Inc.
Dated: September 16, 2013

	By:	/s/ Nicolas J. Evanoff
Nicolas J. Evanoff
Senior Vice President, General Counsel & Secretary